SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): March 31, 1996



                            SDN BANCORP, INC.
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)




(Delaware)           (2-76555)                  (95-3683748)
- ---------------   ------------------------ -------------------
(State or other   (Commission File Number) (I.R.S. Employer
jurisdiction of                            Identification Number)
incorporation)

      135 Saxony Road, Encinitas, CA                92024-0905
     ----------------------------------------        ---------
     (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code:  (619) 436-6888


















Item 2.  Acquisition or Disposition of Assets.

     As of March 31, 1996, the registrant completed its Acquisition (the "Acquisition") of Liberty National Bank ("Liberty") for approximately $15.1 million in cash as contemplated by the October 26, 1995 Agreement and Plan of Merger by and among the registrant, Liberty, and Dartmouth Capital Group, L.P., a Delaware limited partnership ("the Partnership") and the registrant's controlling shareholder.

     As of March 27, 1996, the Partnership invested approximately $13.4 million in the registrant to fund the Liberty Acquisition.
In exchange for that investment, the registrant issued a total of 3,392,405 additional shares of Common Stock at a price per share of $3.95, the registrant's book value per share as of December 31, 1995. At the Partnership's direction the registrant issued 1,764,000 of those shares of Common Stock, in the aggregate, to certain limited partners of the Partnership (the "Direct Holders") and the remaining 1,628,405 shares of Common Stock directly to the Partnership. Giving effect to the issuance of those shares to fund the Liberty Acquisition, the Partnership owns 48.0% of the Common Stock and the Direct Holders own, in the aggregate 50.75% of the Common Stock.



Item 7.  Financial Statements and Exhibits
     (a)  Financial statements of business acquired, and
     (b)  Pro forma financial information
          Financial statements for Liberty and Pro forma financial information will be filed within 60 days of the date of this report Form 8-K.

     (c)  Exhibits



                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                       SDN BANCORP, INC.


                       By:   Robert P. Keller /s/
                             -------------------------
                             Robert P. Keller
                             President and Chief Executive Officer


Date: April 15, 1996